Exhibit 10.3

Aceto corporation

As of February 11, 2019

Re: Retention Bonus

Dear Steve:

On behalf of Aceto Corporation (the “Company”), I am pleased to advise you that the Compensation Committee of the Company’s Board of Directors (the “Committee”) has approved an amendment to the Retention Bonus, granted to you under (and as defined in) that certain Retention Bonus Agreement, between you and the Company, dated as of May 21, 2018 (the “Agreement”). Capitalized terms used but not defined in this letter, including Exhibit A hereto (this “Letter”), shall have the meanings given such terms in the Agreement.

Currently, Section 4(a) of the Agreement provides that the remaining unpaid portion of your Retention Bonus (the “Balance”) will be payable on the earlier of (i) the consummation of a Transaction or (ii) the Final Retention Date, in each case, subject to the terms and conditions of the Agreement. The Balance is currently $620,100.

Your Agreement is being amended by this Letter to provide that the Balance will instead be payable, subject to the terms and conditions of the Agreement, upon the earliest of (i) the consummation of a Transaction, (ii) the Final Retention Date, or (iii) the receipt of a Stalking Horse Bid, in each case prior to March 15, 2019. Whether a Stalking Horse Bid has been received will be determined by Committee in its sole discretion. For avoidance of doubt, except as otherwise provided herein, upon your receipt of the Balance as a result of receipt of a Stalking Horse Bid, no further amounts shall be due or owing to you pursuant to the Agreement.

Notwithstanding the foregoing, if payment of your Balance is triggered by receipt of a Stalking Horse Bid and (i) none of the Company or any of its subsidiaries, including, without limitation, Rising, has entered into a Stalking Horse Agreement prior to March 15, 2019, you shall repay one-hundred percent (100%) of the Balance to the Company on March 15, 2019, (ii) your employment with the Company terminates, for any reason other than by the Company without Cause or as result of your death or disability, prior to the earlier of (A) the consummation of a sale or reorganization of both the Pharma Business and the ChemPlus Business, (B) the dismissal or conversion of the Bankruptcy Case, if any, or (C) the Final Retention Date, you shall repay one-hundred percent (100%) of the Balance to the Company as soon as possible (but no later than ten (10) days) following such termination (each of clauses (i) or (ii), a “Sale Clawback”), or (iii) your employment terminates, for any reason, prior to the date the Balance would have been paid absent this Letter, you hereby agree that you shall repay to the Company within thirty (30) days of your receipt of written demand from the Company the difference between (x) the Balance, and (y) the portion of the Balance you would have been paid had your employment not terminated, as determined by the Committee in its good faith discretion. For avoidance of doubt, (i) in no event shall you be required to repay more than one-hundred percent (100%) of the Balance pursuant to the immediately preceding sentence, and (ii) a transfer of your employment to (A) any affiliate of the Company, including, without limitation, Rising, or (B) any successor to the Company or any of its affiliates, shall not be deemed a termination of your employment with the Company for purposes of this Letter.

Except as expressly modified by this Letter, the terms of the Agreement remain in full force and effect, including, without limitation, Section 5 and Section 8 of the Agreement. Notwithstanding anything in this Letter to the contrary, in the event you are required to repay the Balance pursuant to a Sale Clawback, the Balance shall thereafter be payable in accordance with the terms of the Agreement, without regard to this Letter.

If the terms of this Letter are acceptable to you, please countersign a copy of this Letter below and return it to the undersigned no later than February 14, 2019. Please contact the undersigned if you have any questions regarding this Letter.

[Signature Page Follows]

Sincerely,

Aceto Corporation

By:	/s/ Charles J. Alaimo
Name: Charles J. Alaimo
Title: SVP, Human Resources

ACKNOWLEDGED AND AGREED:

/s/ Steve Rogers
Steve Rogers

Exhibit A

Definitions

“Bankruptcy Case” means the voluntary petitions for relief contemplated to be filed by the Company and certain of its subsidiaries under Chapter 11 of the U.S. Bankruptcy Code.

“ChemPlus Business” means, collectively, the (i) Nutritional Business Sub Segment, (ii) the business segment of the Company and certain of its affiliates historically identified as “Performance Chemicals” and consisting of the sourcing and distribution of specialty chemicals and agricultural protection products, including the supply to various industrial segments of chemicals used in the manufacture of plastics, surface coatings, cosmetics and personal care, textiles, fuels and lubricants and Performance Chemicals, and (iii) the business segment of the Company and certain of its affiliates historically identified as “Pharmaceutical Ingredients” and comprised of the Active Pharmaceutical Ingredients (APIs) and Pharmaceutical Intermediates product groups.

“ChemPlus Stalking Horse” means the initial bidder with whom the Company has negotiated and entered into a ChemPlus Stalking Horse Agreement.

“ChemPlus Stalking Horse Agreement” means a binding agreement for the purchase of the assets of the ChemPlus Business, which agreement will be subject to higher or otherwise better offers under the supervision of the bankruptcy court and subject to the terms of bankruptcy court order.

“ChemPlus Stalking Horse Bid” means a binding offer to become the ChemPlus Stalking Horse.

“Nutritional Business Sub Segment” means the business segment of the Company and certain of its affiliates consisting of the supply of ingredients and raw materials used in the production of food, nutritional and packaged dietary supplements, including vitamins, supplements, botanical extracts, amino acids, minerals, iron compounds and biochemicals used in pharmaceutical and nutritional preparations.

“Pharma Business” means the business segment of certain subsidiaries of the Company consisting of the development, marketing, sales and distribution of prescription and over-the-counter pharmaceutical finished dosage form products, excluding the Nutritional Business Sub Segment.

“Pharma Stalking Horse” means the initial bidder with whom Rising has negotiated and entered into a Pharma Stalking Horse Agreement.

“Pharma Stalking Horse Agreement” means a binding agreement for the purchase of the assets of the Pharma Business, which agreement will be subject to higher or otherwise better offers under the supervision of the bankruptcy court and subject to the terms of bankruptcy court order.

“Pharma Stalking Horse Bid” means a binding offer to become the Pharma Stalking Horse.

“Rising” means Rising Pharmaceuticals, Inc., a New Jersey corporation.

“Stalking Horse Agreement” means a ChemPlus Stalking Horse Agreement or a Pharma Stalking Horse Agreement.

“Stalking Horse Bid” means a ChemPlus Stalking Horse Bid or a Pharma Stalking Horse Bid.